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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement of BlackRock California Insured Municipal Trust (Securities Act Registration No. 333-98363) of our report dated October 25, 2002, relating to the financial statements of BlackRock California Insured Municipal Trust as of October 21, 2002 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Boston, Massachusetts
October 28, 2002